UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

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BioMed Realty Trust, Inc.

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The following letter to employees and employee questions and answers were distributed to employees of BioMed Realty Trust, Inc. on October 26, 2015.

As you know, we recently announced that we have signed a definitive merger agreement with affiliates of The Blackstone Group L.P. to take our company private. Subject to the terms and conditions set forth in the merger agreement, Blackstone has agreed to acquire all of the outstanding shares of BioMed Realty common stock for $23.75 per share (plus, if the transaction is closed after January 1, 2016, a per diem amount of approximately $0.003 for each day from and after such date until (but not including) the closing date) in an all-cash transaction valued at $8 billion, representing a premium of approximately 24% over the unaffected closing stock price on September 22, 2015. Shares of BioMed Realty common stock will no longer be listed or traded on the New York Stock Exchange after the closing of the transaction, which we expect to happen in the first quarter of 2016.

I know that you have many questions, and I will answer as many as possible. My commitment to you is that we will share relevant information as it becomes available. In the meantime, we have included a list of Employee Questions and Answers as an appendix to this letter.

Sincerely,

Alan D. Gold

Chairman, President and Chief Executive Officer

BioMed Realty Trust, Inc.

Employee Questions and Answers

1.	When do we expect the transaction to close?

The transaction is subject to customary closing conditions, including, among others, approval of the transaction by the holders of a majority of the outstanding shares of the company’s common stock at a special meeting of stockholders. We currently expect the transaction to close in the first quarter of 2016.

2.	Who is The Blackstone Group L.P.?

The Blackstone Group L.P. is a global leader in real estate investing. Blackstone’s real estate business was founded in 1991 and has approximately $93 billion in investor capital under management. Blackstone’s real estate portfolio includes hotel, office, retail, industrial and residential properties in the US, Europe, Asia and Latin America. Major holdings include Hilton Worldwide, Invitation Homes (single family homes), Logicor (pan-European logistics), SCP (Chinese shopping malls), and prime office buildings in the world’s major cities. Blackstone real estate also operates one of the leading real estate finance platforms, including management of the publicly traded Blackstone Mortgage Trust.

3.	Are you aware of any planned organizational changes before or after the closing of the transaction?

Before the closing of the transaction, our business will generally be conducted in the ordinary course consistent with past practice. It remains business as usual at the company. There will be no changes to any employee’s role before the transaction closes, other than in the ordinary course of business consistent with past practice, including promotions made in the ordinary course during the company’s 2015 year-end employee review process. Details for the post-closing company will be communicated once they are known, but at this stage detailed transition planning hasn’t yet begun.

We understand this is both an exciting and anxious time for employees. There are many details still being worked out, and we will share more information as it becomes available, although there are limits to the communications we can make. Our commitment to all of our valued employees, as always, is to communicate as promptly and directly as possible and to treat people fairly.

4.	How will compensation decisions be made in the 2015 year-end performance review process?

The company will conduct its 2015 year-end performance review process for non-executive employees in a manner consistent with past years, including promotions, base salary adjustments and the payment of year-end bonuses. As a result of the pending transaction, in lieu of restricted stock awards typically granted to certain non-executive employees in connection with this process, the company plans to grant restricted cash awards, which will vest ratably on each of January 1, 2017, January 1, 2018 and January 1, 2019 subject to continued employment through the applicable vesting date, and which may be subject to accelerated vesting in certain circumstances, as will be detailed in the applicable award agreements when such restricted cash awards are granted.

5.	How will compensation be determined after the closing of the transaction?

For the one-year period following the closing of the transaction, each employee who continues his or her employment will receive base salary and have an annual cash bonus opportunity no less than the base salary and annual cash bonus opportunity as was in effect prior to the closing of the transaction. In addition, continuing employees will receive other compensation and benefits (including severance benefits, paid-time off and health insurance) that are substantially comparable, in the aggregate, to the other compensation and benefits (excluding equity-based compensation, restricted cash awards and other long-term compensation) provided to all such continuing employees, collectively, prior to the closing. Determinations as to any new long-term incentive plans will be made after the closing of the transaction.

With respect to benefit plans maintained following the closing, an employee’s service with the company prior to the transaction will count towards determining the employee’s eligibility to participate, vesting and entitlement to benefits, including paid time off and severance plans, to the extent such service was recognized by the company prior to the signing of the merger agreement.

After closing, employees will continue to be credited with unused paid time off credited to them through the closing (subject to the same forfeiture conditions and accrual limits applicable prior to the closing of the transaction).

Additionally, any limitations as to preexisting conditions, exclusions, actively at work requirements, waiting periods or any other restriction that would prevent immediate or full participation in any new or changed health and welfare plans after closing will be waived, other than those limitations as to preexisting conditions, exclusions, actively at work requirements, waiting periods or any other restriction already in effect prior to the closing of the transaction that have not been satisfied as of the closing date. Full credit will be provided for any co-payments and deductibles satisfied prior to the closing of the transaction for the applicable plan year.

6.	What happens to my equity awards at the closing of the transaction?

Restricted Stock: Each restricted stock award that is outstanding immediately prior to the closing of the transaction will automatically become fully vested and non-forfeitable (regardless of the type of vesting conditions), and each share of the company’s common stock represented thereby will be considered outstanding for purposes of the merger agreement and represent the right to receive a cash payment equal to the consideration paid for each share of the company’s common stock, less any applicable withholding taxes.

Performance Units: Each outstanding performance unit of the company will become automatically earned and vested with respect to the number of shares of company common stock subject to such performance unit based on the achievement of applicable performance goals set forth in the award agreement governing such company performance units, as measured from the beginning of the applicable performance period through the closing of the transaction. The cash payment with respect to each such earned performance unit will be equal to the consideration paid for each share of the company’s common stock. For the cash-out of earned performance units to occur, no action on your part is needed. The cash payment will be made to you through the company’s payroll, and will be net of any applicable withholding taxes. Any performance unit that does not become earned and vested based on achievement of the applicable performance goals will terminate without consideration immediately prior to the closing of the transaction.

Partnership Units: Each outstanding Partnership Unit (as defined in the merger agreement, including Partnership Units issued in the 2013 Wexford transaction and Partnership Units that are subject to forfeiture restrictions, but excluding those held by the company or its subsidiaries) of BioMed Realty, L.P. will automatically be cancelled in exchange for and converted into the right to receive a cash payment equal to the consideration paid for each share of the company’s common stock, or, at any qualifying holder’s effective and unrevoked election pursuant to the merger agreement, the right to receive, for each such Partnership Unit, one New Partnership Preferred Unit (as defined in the merger agreement) of the surviving partnership, with the terms of such New Partnership Preferred Units substantially as described in Exhibit B to the merger agreement, which was attached as Exhibit 2.1 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on October 8, 2015. The cash payment will be made to you net of any applicable withholding taxes.

Every situation is unique, and you should consult with your personal tax advisor to confirm the tax treatment specific to your personal situation. BioMed Realty representatives will not provide tax advice to employees.

7.	What happens if I voluntarily resign prior to the closing of the transaction?

If you are a full-time or part-time employee and voluntarily terminate your employment at any time prior to the closing of the transaction, you will be entitled to payment of regular wages earned through your termination date, but you will not be entitled to accelerated vesting of any unvested equity awards or any benefits under the company’s Severance Plan. Treatment of your equity awards vested as of your termination date will be determined under the applicable plan or agreement.

8.	What happens if I am terminated after the closing of the transaction?

If you are a full-time or part-time employee and are terminated without “Cause” or resign your employment for “Good Reason” within twelve months following the closing of the transaction (as such terms are defined in the Severance Plan), you will be entitled to the benefits set forth in the company’s Severance Plan (in particular, Section 2(a)(ii)) subject to your compliance with the other obligations set forth in the Severance Plan.

9.	What should I say if contacted by people outside the company?

Except for certain company executives, no one is authorized to speak publicly or communicate externally about the transaction or this communication on the company’s behalf as there are strict regulations and requirements around disclosing information. Media inquiries should be directed to Rick Howe at richard.howe@biomedrealty.com or (858) 207-5859.

No Solicitation:

This communication does not constitute an offer to sell or the solicitation of an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

To the extent that you hold any of the company’s common stock, this communication is not a solicitation of proxies in respect of the proposed merger transaction involving the company. To the extent that you hold any Partnership Units in BioMed Realty, L.P., this communication is not your election form or a solicitation of any election in respect of your Partnership Units, which will only be made pursuant to the election memorandum and materials included therein to be distributed at a later date.

Forward Looking Statements:

This communication contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 based on current expectations, forecasts and assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. Forward-looking statements generally can be identified by the use of words or phrases such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” “foresee,” “looking ahead,” “is confident,” “should be,” “will,” “predicted,” “likely,” or similar words or phrases intended to identify information that is not historical in nature. These risks and uncertainties include, without limitation, the ability of the company to obtain required stockholder or regulatory approvals required to consummate the transaction; the satisfaction or waiver of other conditions to closing in the definitive agreement for the transaction; unanticipated difficulties or expenditures relating to the transaction; the response of business partners and competitors to the announcement of the transaction; potential difficulties in employee retention as a result of the announcement and pendency of the transaction; legal proceedings that may be instituted against the company and others related to the transaction; general risks affecting the real estate industry (including, without limitation, the inability to enter into or renew leases, dependence on tenants’ financial condition, and competition from other developers, owners and operators of real estate); adverse economic or real estate developments in the life science industry or the company’s target markets; risks associated with the availability and terms of financing, the use of debt to fund acquisitions, developments and other investments, and the ability to refinance indebtedness as it comes due; failure to maintain the company’s investment grade credit ratings with the ratings agencies; failure to manage effectively the company’s growth and expansion into new markets, or to complete or integrate acquisitions and developments successfully; reductions in asset valuations and related impairment charges; risks and uncertainties affecting property development and construction; risks associated with tax credits, grants and other subsidies to fund development activities; risks associated with downturns in foreign, domestic and local economies, changes in interest rates and foreign currency exchange rates, and volatility in the securities markets; ownership of properties outside of the United States that subject the company to different and potentially greater risks than those associated with the company’s domestic operations; risks associated with the company’s investments in loans, including borrower defaults and potential principal losses; potential liability for uninsured losses and environmental contamination; risks associated with security breaches and other disruptions to the company’s information technology networks and related systems; risks associated with the company’s potential failure to qualify as a REIT under the Internal Revenue Code of 1986, as amended, and possible adverse changes in tax and environmental laws; and risks associated with the company’s dependence on key personnel whose continued service is not guaranteed. For a further list and description of such risks and uncertainties, see the reports filed by the company with the SEC, including the company’s most recent annual report on Form 10-K and quarterly reports on Form 10-Q. Any forward-looking statement speaks only as of the date of this report. The company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information or developments, future events or otherwise.

Additional Information about the Transaction and Where to Find It:

This communication is being made in respect of the proposed transaction involving the company and affiliates of The Blackstone Group L.P. The proposed transaction will be submitted to the stockholders of the company for their consideration. In connection with the transaction, the company will file a proxy statement with the SEC. This communication does not constitute a solicitation of any vote or proxy from any stockholder of the company. INVESTORS ARE URGED TO READ THE PROXY STATEMENT CAREFULLY AND IN ITS ENTIRETY WHEN IT BECOMES AVAILABLE AND ANY OTHER RELEVANT DOCUMENTS OR MATERIALS FILED OR TO BE FILED WITH THE SEC OR INCORPORATED BY REFERENCE IN THE PROXY STATEMENT, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. The final proxy statement will be mailed to the company’s stockholders. In addition, the proxy statement and other documents will be available free of charge at the SEC’s internet website, www.sec.gov. When available, the proxy statement and other pertinent documents also may be obtained free of charge at the company’s website, www.biomedrealty.com, or by directing a written request to BioMed Realty at 17190 Bernardo Center Drive, San Diego, California 92128, Attention: Secretary.

The company and its directors and executive officers and other members of management and employees may be deemed to be participants in the solicitation of proxies in respect to the proposed transaction. Information regarding the company’s directors and executive officers is detailed in the proxy statements and annual reports on Form 10-K and quarterly reports on Form 10-Q previously filed with the SEC, each of which can be obtained free of charge from the sources indicated above. Additional information regarding the direct and indirect interests of the company’s directors and executive officers in the proposed transaction may be obtained by reading the proxy statement and other relevant documents or materials relating to the proposed transaction when they become available.

This communication is not intended to constitute an agreement between you or BioMed Realty Trust, Inc. with respect to your employment and does not grant you any legal rights with respect to any of the subject matter discussed herein.